September 21, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS AUGUST 2011 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“The market in August can be summarized by high volatility and uncertainty,” said CEO Paul Reilly.  “Despite the S&P 500 recording a decline of 5.7 percent, operating results were steadfast overall.”

Securities commissions and fees were up 6 percent over last month and 20 percent over last August due to heavy volumes as investors reallocated their portfolios as markets fell. Volume was almost equally driven by institutional and private client activity.

The Private Client Group continued to perform well during the month due to continued net inflows of assets and the fact that a majority of our fee-based assets are billed quarterly in advance for this segment. Assets under administration fell 2.2 percent to $269.4 billion from July’s adjusted figure of $275.5 billion, but still represents a 14-percent increase over last year’s August total. As of this date, our repurchase of auction rate securities has proceeded as anticipated, with nearly 90 percent of eligible clients responding to our settlement offer.

Assets under management decreased to $34.4 billion, or 5 percent, over last month and increased 23 percent over last year’s August.  Bank loans grew to $6.4 billion from $6.3 billion.  We now anticipate regulatory approval for the purchase of the Canadian loans of Allied Irish Bank to occur early in the next quarter.

August was a difficult month for the Capital Markets segment due to unfriendly market conditions.  Equity Capital Markets (ECM) deal volume was generally flat with last month and M&A continued to perform solidly. Backlog remains robust as issuers are still waiting for a more cooperative market. Although commissions were up for both ECM and Fixed Income, trading profits virtually disappeared for the month of August.

“August and the beginning of September have proven to be difficult months for the market due to the slowing of the U.S. economy and concerns over European Bank solvency issues,” Reilly said. “Despite the turmoil, the Raymond James model continues to demonstrate its ability to perform. We continue to recruit in all of our business lines and take advantage of opportunities while other institutions cut their workforces. We are confident in our long-term future, as demonstrated by our repurchase of over 450,000 shares so far this quarter pursuant to our recently replenished Board authorization.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $269 billion, of which approximately $34.4 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

	August 2011	August 2010	July 2011
	(23 business days)	(22 business days)	(20 business days)

Securities commissions and fees (1)	$ 190.1 mil.	$ 158.5 mil.	$ 179.9 mil.

Total client assets under administration	$ 269.4 bil.	$ 237.2 bil.	$ 275.5 bil. (4)

# of lead managed underwritings (2)	2	3	2

Financial assets under management (excluding Money Market Funds) (3)	$ 34.4 bil.	$ 27.9 bil	$ 36.2 bil.

Raymond James Bank total loans, net	$ 6.4 bil.	$ 6.1 bil.	$ 6.3 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(3)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(4)  The total client assets under administration previously reported in the July 2011 Operating Data were $271.4 billion.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.